United Security Bancshares reports 3rd quarter net income of $2.6 million

FRESNO, CA - October 20, 2021. United Security Bancshares (Nasdaq: UBFO) today announced its unaudited financial results for the three and nine months ended September 30, 2021. The Company recognized net income of $6.7 million, or $0.40 per basic and diluted share, for the nine months ended September 30, 2021, compared to net income of $7.0 million, or $0.41 per basic and diluted share for the nine months ended September 30, 2020.

Third Quarter 2021 Highlights (at or for the quarter ended September 30, 2021, except where noted)
▪Net income for the quarter increased 15.0% to $2.6 million, compared to $2.3 million for the quarter ended September 30, 2020. The increase is primarily the result of an increase of $1,470,000 in loan interest income and fees and an increase of $307,000 in investment securities income, partially offset by an increase of $449,000 to the provision for credit losses.
▪Total assets increased 18.3% to $1.29 billion, compared to $1.09 billion at December 31, 2020.
▪Total loans, net of unearned fees, increased 23.7% to $809.1 million, compared to $654.3 million at December 31, 2020.
▪Total investments increased 92.0%, or $79.3 million, to $165.5 million, compared to $86.2 million at December 31, 2020.
▪Total deposits increased 20.8% to $1.15 billion, compared to $952.7 million at December 31, 2020.
▪The allowance for credit losses as a percentage of gross loans decreased to 1.13%, compared to 1.30% at December 31, 2020. The decrease in the allowance for credit losses as a percentage of gross loans is from a change in loan mix. The loan mix change is primarily a result of an increase in residential mortgage loans purchased during the previous quarter.
▪Net interest income before the provision for credit losses increased 22.9% to $9.3 million for the quarter ended September 30, 2021, compared to $7.6 million for the quarter ended September 30, 2020.
▪Book value per share increased to $7.00, compared to $6.93 at December 31, 2020.
▪Net interest margin increased to 3.17% from 3.02% for the quarter ended September 30, 2020.
▪Annualized average cost of deposits decreased to 0.17% from 0.19% for the quarter ended September 30, 2020.
▪Net charge-offs totaled $509,000, compared to net charge-offs of $157,000 for the quarter ended September 30, 2020.
▪Capital position remains well-capitalized with a 9.96% Tier 1 Leverage Ratio compared to 11.37% as of December 31, 2020.
▪Annualized return on average assets ("ROAA") was 0.82%, compared to 0.83% for the quarter ended September 30, 2020.
▪Annualized return on average equity ("ROAE") was 8.62%, compared to 7.61% for the quarter ended September 30, 2020.

Dennis Woods, President and Chief Executive Officer, stated: "We realized the full impact of the first phase of our 2021 Strategy in our earnings during the third quarter. As part of the second phase of the 2021 Strategy, we invested an additional $55 million in our mortgage loan portfolio, which will settle during the fourth quarter. Core net income, which is a non-GAAP measure, grew 9.3% during 2021, compared to the nine months ended September 30, 2020 despite the challenging interest rate environment. Our outlook on growth and profitability for the remainder of 2021 remains upbeat."

Results of Operations

Nine Months Ended September 30, 2021:

Net income for the nine months ended September 30, 2021 decreased $311,000 when compared to the nine months ended September 30, 2020. The decrease is the result of the change in the fair value of junior subordinated debentures, partially offset by a reduced provision for credit losses, and an increase of $1,902,000 in loan interest income and fees. The change in fair value of junior subordinated debentures, which is caused by changes in LIBOR rates, was reflected as a $1.5 million gain for the nine months ended September 30, 2020, compared to a $691,000 loss for the nine months ended September 30, 2021. The provision for credit losses was $1.7 million for the nine months ended September 30, 2021, compared to $2.1 million for the nine months ended September 30, 2020. ROAE for the nine months ended September 30, 2021 was 7.55%, compared to 7.93% for the nine months ended September 30, 2020. ROAA was 0.75% for the nine months ended September 30, 2021, compared to 0.93% for the nine months ended September 30, 2020.

The annualized average cost of deposits was 0.17% for the nine months ended September 30, 2021, a decrease from 0.24% for the nine months ended September 30, 2020. The decrease in the cost of deposits is primarily attributed to decreases in deposit rates made during the the second quarter of 2020, which have held throughout 2021. Average interest-bearing deposits increased 20.58% between the periods ended September 30, 2020 and 2021 from $523.1 million to $630.8 million, respectively.

Net interest income, before the provision for credit losses, for the nine months ended September 30, 2021 totaled $26.3 million, an increase of $2,231,000, or 9.28%, from $24.0 million for the same period ended September 30, 2020. The Company's net interest margin contracted from 3.46% for the nine months ended September 30, 2020 to 3.18% for the nine months ended September 30, 2021. The decrease was the result of decreases in yields on loans and interest-bearing deposits held at the federal reserve resulting from the low interest rate environment. This decrease is partially offset by a decrease in the yield on interest-bearing liabilities. Loan yields decreased from 5.08% to 4.60% between the two periods. The yield on interest-bearing liabilities decreased from 0.45% to 0.32% between the two periods. Included in interest income for the nine months ended September 30, 2021 were $778,000 in fees related to SBA PPP loans. For the nine months ended September 30, 2020, the Company had recognized no fees related to SBA PPP loans.

Noninterest income for the nine months ended September 30, 2021 totaled $2.1 million, a decrease of $2.6 million when compared to the $4.7 million reported for the nine months ended September 30, 2020. On a year-over-year comparative basis, noninterest income decreased primarily due to a loss on the fair value of junior subordinated debentures (TRUPs) of $691,000 for the nine months ended September 30, 2021, compared to a gain of $1.5 million for the same period in 2020. The change in the fair value of TRUPs reflected in noninterest income was caused by fluctuations in the LIBOR yield curve. Noninterest income for the nine month ended September 30, 2020, includes a $310,000 gain in proceeds from bank-owned life insurance. Customer service fees totaled $2.1 million for the nine months ended September 30, 2021 and $2.0 million for the nine months ended September 30, 2020.

For the nine months ended September 30, 2021, noninterest expense totaled $17.3 million, an increase of $560,000 compared to $16.8 million for the nine months ended September 30, 2020. On a year-over-year comparative basis, noninterest expense increased due to increases in salaries and employee benefits of $673,000 and regulatory assessment fees of $264,000, partially offset by decreases in OREO expense of $901,000 related to the write-down of $727,000 recognized during 2020.

The efficiency ratio for the nine months ended September 30, 2021 increased to 61.1%, compared to 58.3% for the nine months ended September 30, 2020. The increase is attributed to the decrease in noninterest income and increase in noninterest expense.

The Company recorded an income tax provision of $2.7 million for the nine months ended September 30, 2021, compared to $2.8 million for the same period in 2020. The effective tax rate for the nine months ended September 30, 2021 was 28.28%, compared to 28.46% for the nine months ended September 30, 2020.

Quarter Ended September 30, 2021:

For the quarter ended September 30, 2021, the Company reported net income of $2.6 million and earnings per basic and diluted share of $0.15, compared to net income of $2.3 million and $0.13 per basic and diluted share for the same period ended September 30, 2020. Net income for the quarter ended June 30, 2021 was $2.7 million and $0.16 per basic and diluted share.

Net interest income, before the provision for credit losses, was $9.3 million for the quarter ended September 30, 2021, representing a $1.7 million, or 22.9%, increase from the $7.6 million reported at September 30, 2020. The increase in net interest income was driven by growth in the loan and investment portfolios. The Company's net interest margin increased from 3.02% to 3.17% between the quarters ended September 30, 2020 and September 30, 2021, respectively. The increase in net interest margin was driven by growth in average loan and investment balances, increases in yields on investment securities, and decreases in average rates paid on deposits, partially offset by decreases in loan yields. Net interest income during the quarter ended September 30, 2021 increased 5.0% from the $8.9 million reported during the quarter ended June 30, 2021.

Noninterest income for the quarter ended September 30, 2021 totaled $0.9 million, an increase of $19,000 from the $911,000 in non-interest income reported for the quarter ended September 30, 2020. The increase is primarily attributed to an increase of $77,000 in customer services fees. Noninterest income decreased $392,000 from the $1.3 million reported for the quarter ended June 30, 2021. The decrease is attributed to the change in the fair value of junior subordinated debentures, which was reported as a $377,000 gain during the quarter ended June 30, 2021.

Noninterest expense for the quarter ended September 30, 2021 totaled $6.2 million, reflecting a $824,000 increase over $5.3 million reported for the quarter ended September 30, 2020, and a $559,000 increase from the $5.6 million reported fro the quarter ended June 30, 2021. The increase between the quarters ended September 30, 2021 and 2020 resulted partially from increases of $166,000 in salaries and employee benefits, $137,000 in regulatory assessments due to a higher assessment rate, a $161,000 increase in provision for unfunded commitments, and $126,000 in occupancy expense.

The Company recorded an income tax provision of $1.0 million for the quarter ended September 30, 2021, compared to $894,000 for the quarter ended September 30, 2020, and $1,077,000 for the quarter ended June 30, 2021. The effective tax rate for the quarter ended September 30, 2021 was 28.5%, compared to 28.2% and 28.5% for the quarters ended September 30, 2020 and June 30, 2021, respectively.

Balance Sheet Review

Total assets increased $200.1 million, or 18.3%, between September 30, 2021 and December 31, 2020. Gross loan balances increased $152.5 million and investment securities increased $79.3 million. As a result of purchases of securities for investment and additions to the loan portfolio, total cash and cash equivalents decreased $34.6 million between December 31, 2020 and September 30, 2021. Unfunded loan commitments increased from $216.8 million at December 31, 2020 to $223.1 million at September 30, 2021. OREO balances decreased from $5.0 million at December 31, 2020 to $4.6 million at September 30, 2021. The reduction is attributed to the sale of one OREO property during the quarter.

Total deposits increased $198.1 million, or 20.8%, to $1.15 billion during the nine months ended September 30, 2021. This increase was due to increases of $112.3 million in NOW and money market accounts, $63.7 million in noninterest bearing deposits, $13.3 million in savings accounts, and $8.7 million in time deposits. In total, NOW, money market and savings accounts increased 25.2% to $624.9 million at September 30, 2021, compared to $499.2 million at December 31, 2020. Noninterest bearing deposits increased 16.3% to $455.6 million at September 30, 2021, compared to $391.9 million at December 31, 2020. Core deposits, which are made up of the balance of noninterest bearing deposits, NOW, money market, savings, and time deposits accounts less than $250,000, increased $196.7 million.

Shareholders’ equity at September 30, 2021 was $119.1 million, an increase of $1.3 million from shareholders’ equity of $117.8 million at December 31, 2020. This increase in equity was the result of increases in retained earnings and decreases in the accumulated other comprehensive loss. At September 30, 2021 there was an accumulated other comprehensive loss of $668,000, as compared to an accumulated other comprehensive loss of $728,000 at December 31, 2020. The decrease in the loss was primarily the result of a decrease in the loss on junior subordinated debentures (TRUPs) caused by a change in market credit spreads during the nine month period ended September 30, 2021, and was partially offset by a decrease in unrealized gains on investment securities,

The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.11 per share on September 28, 2021. The dividend is payable on October 25, 2021, to shareholders of record as of October 12, 2021. No assurances can be provided that future dividends will be declared and/or as to the timing of such future dividends, if any. The Company continues to be well capitalized and expects to maintain adequate capital levels.

Credit Quality

The Company recorded a provision for credit losses of $1.7 million for the nine months ended September 30, 2021, compared to a provision of $2.1 million for the nine months ended September 30, 2020. Net loan charge-offs totaled $1.0 million for the nine months ended September 30, 2021, as compared to net loan charge-offs of $1.3 million for the nine months ended September 30, 2020. Net charge-offs totaled $509,000 for the quarter ended September 30, 2021, compared to $157,000 and $174,000 for the quarters ended September 30, 2020 and June 30, 2021, respectively. The provision recorded during the year is attributed to loan portfolio growth, agricultural loan downgrades,and student loan charge-offs, partially offset by the continuation of the positive trend in commercial loss factor adjustments. For the nine months ended September 30, 2020, the provision recorded was attributed to growth of the loan portfolio, net charge-offs, and economic uncertainty resulting from COVID-19. In 2020, the Company had executed a total of 28 payment deferrals or modifications on outstanding loan balances of $70.0 million in connection with the COVID-19 relief provided by the CARES Act and interagency guidance issued in March 2020. The Company has not recognized any losses on the loan modifications and as of September 30, 2021, there were no modifications outstanding.

The Company's allowance for loan loss totaled 1.13% of the loan portfolio at September 30, 2021, compared to 1.30% at December 31, 2020. The decrease in the allowance for credit losses as a percentage of gross loans is the result of a change in loan mix from an increase in residential mortgage loans purchased during the previous quarter. The reserve required on the residential mortgage loan segment is lower than reserves required for other loan segments due to lower historical loss rates. In determining the adequacy of the allowance for loan losses, the judgment of the Company's management is a significant factor. Management considers the allowance for credit losses at September 30, 2021 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDRs), other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, decreased $899,000 between December 31, 2020 and September 30, 2021 to $16.6 million. Nonperforming assets as a percentage of total assets decreased from 1.61% at December 31, 2020 to 1.29% at September 30, 2021. The decrease in nonperforming assets is attributed to the reduction in past due loans more than 90 days and still accruing interest from $513,000 at December 31, 2020 to $318,000 at September 30, 2021, and decreases in total restructured loans of $664,000 between December 31, 2020 and September 30, 2021. OREO balances decreased from $5.0 million at December 31, 2020 to $4.6 million at September 30, 2021. Nonaccrual loans increased $55,000 between December 31, 2020 and September 30, 2021.

Provided at the end of this Press Release is a reconciliation of Core Net Income, as a non-GAAP measure, to Net Income. This reconciliation excludes Non-Core items such as the Fair Value Adjustment for TRUPs and gain or loss on sale of other real estate owned (OREO). Management believes that financial results are more comparative excluding the impact of such non-core items.

About United Security Bancshares

United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 12 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Mendota, Oakhurst, San Joaquin, and Taft, California. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, and Consumer Lending departments. For more information, please visit www.unitedsecuritybank.com.

Non-GAAP Financial Measures

This press release and the accompanying financial tables contain a non-GAAP financial measure (Net Income before Non-Core) within the meaning of the Securities and Exchange Commission’s Regulation G. In the accompanying financial tables, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure. The Company’s management believes that this non-GAAP financial measure provides useful information about the Company’s results of operations and/or financial position to both investors and management. The Company provides this non-GAAP financial measure to investors to assist them in performing their analysis of its historical operating results. The non-GAAP financial measure shows the Company's operating results before consideration of certain adjustments and, consequently, this non-GAAP financial measure should not be construed as an alternative to net income (loss) as an indicator of the Company's operating performance, as determined in accordance with GAAP. The Company may calculate this non-GAAP financial measure differently than other companies.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are based on management’s knowledge and belief as of today and are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from those presented.   Factors that might cause such differences, some of which are beyond the Company’s ability to control or predict, include, but are not limited to: (1) the effects of the COVID-19 pandemic, or other similar outbreaks, including the effects of the steps being taken to address the pandemic and their impact on the Company’s markets, customers and employees, (2) changes in general economic and financial market conditions, either nationally or locally, (3) changes in interest rates, (4) changes in banking laws or regulations, (5) increased competition in the Company's markets, impacting the ability to execute its business plans, (6) loss of key personnel, (7) unanticipated credit losses, (8) drought, earthquakes or other natural disasters impacting the local economy and/or the condition of real estate collateral, (9) the impact of technological changes and the ability to develop and maintain secure and reliable electronic systems, (10) uncertainty regarding the replacement of LIBOR, and (11) changes in accounting policies or procedures.

The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K, for the year ended December 31, 2020, and particularly the section entitled "Management’s Discussion and Analysis of Financial Condition and Results of Operations."  Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands)
	September 30, 2021	December 31, 2020	September 30, 2020
Assets
Cash and non-interest-bearing deposits in other banks	$42,172	$29,490	$29,197
Due from Federal Reserve Bank ("FRB")	217,256	264,579	294,135
Cash and cash equivalents	259,428	294,069	323,332

Investment securities (at fair value)
Available-for-sale ("AFS") securities	161,732	82,341	87,917
Marketable equity securities	3,776	3,851	3,865
Total investment securities	165,508	86,192	91,782
Loans	807,937	655,411	661,482
Unearned fees and unamortized loan origination costs - net	1,177	(1,064)	(1,038)
Allowance for credit losses	(9,144)	(8,522)	(8,708)
Net loans	799,970	645,825	651,736

Premises and equipment - net	9,113	9,110	9,379
Accrued interest receivable	8,246	8,164	10,099
Other real estate owned	4,582	5,004	5,018
Goodwill	4,488	4,488	4,488
Deferred tax assets - net	3,086	2,907	2,631
Cash surrender value of life insurance	22,043	20,715	20,403
Operating lease right-of-use assets	2,743	2,864	2,914
Other assets	13,574	13,316	12,165
Total assets	$1,292,781	$1,092,654	$1,133,947

Liabilities and Shareholders' Equity
Deposits
Non-interest-bearing	$455,584	$391,897	$430,028
Interest-bearing	695,131	560,754	564,755
Total deposits	1,150,715	952,651	994,783

Operating lease liabilities	2,852	2,967	3,017
Other liabilities	8,791	8,305	8,013
Junior subordinated debentures (at fair value)	11,295	10,924	10,081
Total liabilities	1,173,653	974,847	1,015,894

Shareholders' Equity
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding: 17,010,288 at September 30, 2021, 17,009,883 at December 31, 2020, and 16,977,239 at September 30, 2020.	59,549	59,397	59,289
Retained earnings	60,247	59,138	59,084
Accumulated other comprehensive loss	(668)	(728)	(320)
Total shareholders' equity	119,128	117,807	118,053
Total liabilities and shareholders' equity	$1,292,781	$1,092,654	$1,133,947

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands - except per share data)
	Three Months Ended			Nine Months Ended September 30,
	September 30, 2021	June 30, 2021	September 30, 2020	2021	2020
Interest Income:
Interest and fees on loans	$9,163	$8,708	$7,693	$25,942	$24,040
Interest on investment securities	650	654	343	1,691	1,127
Interest on deposits in FRB	64	42	62	168	667
Total interest income	9,877	9,404	8,098	27,801	25,834

Interest Expense:
Interest on deposits	496	468	451	1,391	1,562
Interest on other borrowed funds	44	45	49	136	229
Total interest expense	540	513	500	1,527	1,791
Net Interest Income	9,337	8,891	7,598	26,274	24,043
Provision for Credit Losses	453	826	4	1,654	2,138
Net Interest Income after Provision for Credit Losses	8,884	8,065	7,594	24,620	21,905

Noninterest Income:
Customer service fees	745	692	668	2,094	2,014
Increase in cash surrender value of bank-owned life insurance	139	138	124	408	382
Unrealized (loss) gain on fair value of marketable equity securities	(14)	—	4	(75)	89
Gain on proceeds from bank-owned life insurance	—	—	—	—	310
Gain (loss) on fair value of junior subordinated debentures	(35)	377	(18)	(691)	1,451
Gain on sale of assets	(5)	—	—	8	—
Other	100	115	133	349	460
Total noninterest income	930	1,322	911	2,093	4,706

Noninterest Expense:
Salaries and employee benefits	2,888	2,893	2,722	8,804	8,131
Occupancy expense	1,013	837	887	2,705	2,609
Data processing	147	148	139	382	386
Professional fees	833	865	854	2,524	2,399
Regulatory assessments	258	123	121	547	283
Director fees	91	92	94	275	282
Correspondent bank service charges	22	23	19	65	52
Net cost on operation and sale of OREO	24	18	35	67	968
Other	888	606	469	1,964	1,663
Total noninterest expense	6,164	5,605	5,340	17,333	16,773

Income Before Provision for Taxes	3,650	3,782	3,165	9,380	9,838
Provision for Taxes on Income	1,039	1,077	894	2,653	2,800
Net Income	2,611	2,705	2,271	$6,727	$7,038

Basic earnings per common share	$0.15	$0.16	$0.13	$0.40	$0.41
Diluted earnings per common share	$0.15	$0.16	$0.13	$0.40	$0.41
Weighted average basic shares for EPS	17,010,288	17,010,288	16,977,239	17,010,236	16,975,648
Weighted average diluted shares for EPS	17,035,533	17,032,878	17,000,501	17,027,671	16,993,180

United Security Bancshares
Average Balances and Rates (unaudited)
(in thousands)	Three Months Ended			Nine Months Ended September 30,
	September 30, 2021	June 30, 2021	September 30, 2020	2021	2020
Average Balances:
Loans (1)	$826,754	$762,090	$656,501	$753,424	$632,221
Investment securities	170,408	164,908	94,076	146,434	91,140
Interest-bearing deposits in FRB	172,073	180,061	248,722	203,366	203,574
Total interest-earning assets	1,169,235	1,107,059	999,299	1,103,224	926,935
Allowance for credit losses	(9,203)	(8,552)	(8,917)	(8,762)	(8,650)
Cash and due from banks	44,804	48,415	32,106	44,968	29,948
Other real estate owned	4,716	4,965	5,204	4,917	6,033
Other non-earning assets	60,771	71,387	60,479	64,235	61,872
Total average assets	$1,270,323	$1,223,274	$1,088,171	$1,208,582	$1,016,138

Interest-bearing deposits	$675,419	$637,444	$551,797	$630,823	$523,136
Junior subordinated debentures	11,225	10,961	9,710	11,029	9,640
Total interest-bearing liabilities	686,644	648,405	561,507	641,861	532,776

Non-interest-bearing deposits	453,159	446,352	398,282	437,482	355,114
Other liabilities	9,968	9,657	9,689	9,789	9,675
Total liabilities	1,149,771	1,104,414	969,478	1,089,132	897,565
Total equity	120,552	118,860	118,693	119,459	118,573
Total liabilities and equity	$1,270,323	$1,223,274	$1,088,171	$1,208,591	$1,016,138

Average Rates:
Loans (1)	4.40%	4.58%	4.66%	4.60%	5.08%
Investment securities	1.51%	1.59%	1.45%	1.54%	1.65%
Interest-bearing deposits in FRB	0.15%	0.09%	0.10%	0.11%	0.44%
Earning assets	3.35%	3.41%	3.22%	3.37%	3.72%
Interest bearing deposits	0.29%	0.29%	0.33%	0.29%	0.40%
Total deposits	0.17%	0.17%	0.19%	0.17%	0.24%
Junior subordinated debentures	1.56%	1.65%	2.01%	1.65%	3.17%
Total interest-bearing liabilities	0.31%	0.32%	0.35%	0.32%	0.45%
Net interest margin (2)	3.17%	3.22%	3.02%	3.18%	3.46%
(1) Loan amounts include nonaccrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis.
(2) Net interest margin is computed by dividing annualized net interest income by average interest-earning assets.

United Security Bancshares
Condensed - Consolidated Balance Sheets (unaudited)
(in thousands)
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Cash and cash equivalents	$259,428	$160,908	$307,909	$294,069	$323,332
Investment securities	165,508	170,767	147,340	86,192	91,782
Loans	809,114	842,049	674,489	654,347	660,444
Allowance for credit losses	(9,144)	(9,200)	(8,549)	(8,522)	(8,708)
Net loans	799,970	832,849	665,940	645,825	651,736
Other assets	67,875	66,531	65,747	66,568	67,097
Total assets	$1,292,781	$1,231,055	$1,186,936	$1,092,654	$1,133,947

Non-interest-bearing	$455,584	$442,140	$429,005	$391,897	$430,028
Interest-bearing	695,131	648,302	618,776	560,754	564,755
Total deposits	1,150,715	1,090,442	1,047,781	952,651	994,783
Other liabilities	22,938	22,248	21,822	22,196	21,111
Total liabilities	1,173,653	1,112,690	1,069,603	974,847	1,015,894
Total shareholders' equity	119,128	118,365	117,333	117,807	118,053
Total liabilities and shareholder's equity	$1,292,781	$1,231,055	$1,186,936	$1,092,654	$1,133,947

United Security Bancshares
Condensed - Consolidated Statements of Income (unaudited)
(in thousands)	For the Quarters Ended:
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Total interest income	$9,877	$9,404	$8,520	$8,496	$8,098
Total interest expense	540	513	473	499	500
Net interest income	9,337	8,891	8,047	7,997	7,598
Provision for credit losses	453	826	375	631	4
Net interest income after provision for credit losses	8,884	8,065	7,672	7,366	7,594

Total non-interest income (loss)	930	1,322	(159)	467	911
Total non-interest expense	6,164	5,605	5,565	5,260	5,340
Income before provision for taxes	3,650	3,782	1,948	2,573	3,165
Provision for taxes on income	1,039	1,077	537	651	894
Net income	$2,611	$2,705	$1,411	$1,922	$2,271

United Security Bancshares
Nonperforming Assets (unaudited)
(dollars in thousands)
	September 30, 2021	December 31, 2020	September 30, 2020
RE construction & development	11,273	11,057	11,058
Agricultural	278	439	477
Total nonaccrual loans	$11,551	$11,496	$11,535

Loans past due 90 days and still accruing	318	513	53
Restructured loans	198	535	1,609
Total nonperforming loans	$12,067	$12,544	$13,197
Other real estate owned	4,582	5,004	5,018
Total nonperforming assets	$16,649	$17,548	$18,215

Nonperforming loans to total gross loans	1.49%	1.91%	2.00%
Nonperforming assets to total assets	1.29%	1.61%	1.61%
Allowance for credit losses to nonperforming loans	75.78%	67.94%	65.98%

United Security Bancshares
Selected Financial Data (unaudited)
(dollars in thousands, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Return on average assets	0.82%	0.83%	0.75%	0.93%
Return on average equity	8.62%	7.61%	7.55%	7.93%
Annualized net charge-off to average loans	0.24%	0.10%	0.18%	0.28%

	September 30, 2021	December 31, 2020
Shares outstanding - period end	17,010,288	17,009,883
Book value per share	$7.00	$6.93
Efficiency ratio (1)	61.10%	58.74%
Total impaired loans	$11,750	$13,376
Net loan to deposit ratio	69.52%	67.79%
Allowance for credit losses to total loans	1.13%	1.30%
Tier 1 capital to adjusted average assets (leverage)
Company	9.96%	11.37%
Bank	9.80%	11.17%
(1) Efficiency ratio is defined as total noninterest expense divided by net interest income before provision for credit losses plus total noninterest income.

United Security Bancshares
Net Income before Non-Core Reconciliation
Non-GAAP Information (dollars in thousands)
(unaudited)
	Nine Months Ended September 30,
	2021	2020	Change $	Change %
Net income	$6,727	$7,038	$(311)	(4.42)%

Junior subordinated debenture (1) fair value adjustment	(691)	1,451
Write down on OREO (2)	—	(727)
Loss on sale of OREO (2)	(1)	(113)
Total non-core items	(692)	611

Income tax effect	201	(177)
Non-core items net of taxes	(491)	434

Non-GAAP core net income	$7,218	$6,604	$614	9.30%

(1)Junior subordinated debenture fair value adjustment is not part of Core Income and depending upon market rates, can “add to” or “subtract from” Core Income and mask Non-GAAP Core Income change.
(2)Write down or Loss on sale of OREO is considered a one-time event and therefore is not part of Core Income.